Exhibit 99.1

Implant Sciences Announces Resolution of Evans Analytical Group Litigation

Successful Conclusion Eliminates Overhang of 1,000,000 Shares of Series E Preferred Stock
With a Liquidation Value of $5 Million

WILMINGTON, MA, Jun 24, 2010 (MARKETWIRE via COMTEX) – Implant Sciences Corporation (PINKSHEETS: IMSC), a high technology supplier of systems and sensors for the homeland security and defense markets, today announced the successful resolution of litigation stemming from its sale of Accurel Systems International to Evans Analytical Group in 2007. As a result of this action, 1,000,000 shares of Implant Sciences Series E preferred stock held in escrow have been cancelled. The total value of the cancelled shares was $5 million.

"We are delighted with the successful outcome of this litigation. Implant was found to be completely exonerated and the Series E stock that we pledged has been completely eliminated," stated Implant Sciences CEO Glenn Bolduc. "This removes a significant overhang on the stock. We commend our legal team at Cooley LLP in San Francisco for their work and guidance."

Gordon Atkinson of Cooley LLP commented, "I am very pleased that we were able to resolve this litigation in a manner that was favorable to Implant. We are especially lucky to have been involved with such a smart, principled and creative client group, all of whom helped us immeasurably as we worked together to resolve this complicated and hard-fought litigation. We at Cooley LLP extend our most heartfelt congratulations to Implant, and we look forward to watching the company take off now that this overhang has been eliminated."

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for Security, Safety, and Defense (SS&D) markets. The Company has developed proprietary technologies used in its commercial explosive trace detection systems which ship to a growing number of locations domestically and internationally. Implant Science's QS-H100 and QS-H150 Portable Explosives Detectors have been Designated as Qualified Anti-Terrorism Technology by the U.S. Department of Homeland Security under the Support Anti-terrorism by Fostering Effective Technology Act of 2002 (the SAFETY Act). For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that our explosives detection products and technologies (including any new products we may develop) may not be accepted by the U.S. government or by other law enforcement agencies or commercial consumers of security products; our business is subject to intense competition and rapid technological change; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.